FREE WRITING PROSPECTUS

Filed pursuant to Rule 433

Registration Statement No.

333-263203

MILLICOM INTERNATIONAL CELLULAR S.A.

NOTICE TO SHAREHOLDERS WHO ARE RECORD HOLDERS

Up to 70,357,088 Common Shares Issuable Upon Exercise of Transferable Rights

May 23, 2022

Dear Shareholder:

Enclosed for your consideration is a prospectus supplement, dated May 18, 2022 (as amended and supplemented from time to time, the “Prospectus Supplement”), and the accompanying prospectus, dated March 1, 2022 (together with the Prospectus Supplement, the “Prospectus”), relating to the offering by Millicom International Cellular S.A. (the “Company”) of transferable subscription rights (the “Rights”) to subscribe for up to an aggregate of 70,357,088 common shares (as such amount may be adjusted as described in the Prospectus Supplement), par value $1.50 per share (the “Common Shares”). The Rights will be issued to shareholders of record (the “Record Date Shareholders”) as of 5:00 p.m., New York City time, on May 23, 2022 (the “Record Date”). The Rights are offered on the terms and subject to the conditions described in the Prospectus.

The Rights may be exercised at any time during the subscription period, which commences on May 23, 2022 and ends at 5:00 p.m., New York City time, on June 13, 2022 (the “Expiration Date”). The Rights are transferable and are expected to be listed for trading on the Nasdaq Global Select Market under the symbol “TIGOR.” The Common Shares are listed on the Nasdaq Global Select Market under the symbol “TIGO.” No assurance can be given that a market for the Rights will develop. If you are a beneficial owner of Common Shares that are held of record in the name of a broker, bank or other nominee, you should ask that entity to effect the sale of your Rights or the purchase of other Rights that may be available. If you are a shareholder of record, whether you hold certificates evidencing Common Shares directly or you hold Common Shares in book-entry form with the Company’s transfer agent, you should ask Broadridge Corporate Issuer Solutions, Inc. to effect the transactions for you, as described below.

As described in the Prospectus, each Record Date Shareholder is entitled to receive one Right for each outstanding Common Share owned on the Record Date. The Rights entitle the holder thereof to purchase seven new Common Shares for every ten Rights held (the “Primary Subscription”) at the subscription price of $10.61 per share (the “Subscription Price”). To the extent that there are any unexercised Rights, Record Date Shareholders who fully exercise their Rights pursuant to the Primary Subscription will be entitled to subscribe for additional shares on the terms and subject to the conditions set forth in the Prospectus, including proration. In addition, non-Record Date Shareholders who fully exercise the Rights acquired will be entitled to subscribe for additional shares on the terms and subject to the conditions set forth in the Prospectus, including proration. The Company refers to these oversubscription privileges as the “Oversubscription Privilege.”

The Rights will be evidenced by book entries on the register maintained by the transfer agent and may be exercised by using the appropriate common share rights subscription form (the

“Common Share Rights Subscription Form”). No fractional Common Shares will be issued pursuant to the Rights.

Rights holders who exercise their Rights will have no right to rescind their subscription after receipt of their completed Common Share Rights Subscription Form together with payment for shares.

Enclosed are copies of the following documents:

1.       the Prospectus;

2.       a letter to the Company’s shareholders, dated May 23, 2022;

3.       a Common Share Rights Subscription Form; and

4.       a return envelope, addressed to Broadridge Corporate Issuer Solutions, Inc.

Your prompt attention is requested. To exercise Rights, you should complete and sign the Common Share Rights Subscription Form and forward it, with payment of the Subscription Price in full for each Common Share subscribed for pursuant to the Primary Subscription and the Oversubscription Privilege to the Subscription Agent, as indicated on the Common Share Rights Subscription Form and as indicated in the Prospectus. The Subscription Agent must receive the properly completed and duly executed Common Share Rights Subscription Form and full payment of the Subscription Price on or prior to the Expiration Date.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO THE SUBSCRIPTION AGENT, BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (888) 789-8409 OR VIA EMAIL AT SHAREHOLDER@BROADRIDGE.COM.

Important Information

This communication is not an offer to sell or the solicitation of an offer to buy any securities, and neither we nor Millicom will offer or sell the securities referred to herein in any jurisdiction in which such offer or sale would be unlawful. The offering referred to in this communication may be made in the United States only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Millicom filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) on March 1, 2022 covering, among other things, the Rights and Common Shares to be issued upon the exercise thereof, to which this communication relates. The prospectus in that registration statement, together with the related prospectus supplement that Millicom filed with the SEC on May 18, 2022 and the documents incorporated by reference in the prospectus and prospectus supplement, as well as other documents Millicom has filed with the SEC, are available for free by visiting EDGAR on the SEC’s website at www.sec.gov or by contacting us at the number or e-mail address above.

COMMON SHARE RIGHTS SUBSCRIPTION FORM #:

THIS OFFER EXPIRES AT 5:00 P.M.,
NEW YORK CITY TIME, ON JUNE 13, 2022

MILLICOM INTERNATIONAL CELLULAR S.A.

COMMON SHARE RIGHTS SUBSCRIPTION FORM

Relating To Transferable Subscription Rights to Purchase Common Shares of Millicom International Cellular S.A.

REGISTERED OWNER:

Each registered holder of this Common Share Rights Subscription Form (a “Rights Holder”) is entitled to the number of transferable subscription rights (each, a “Right”) to subscribe for and purchase the number of common shares, par value $1.50 per share (“Common Shares”), of Millicom International Cellular S.A., a public limited liability company organized under the laws of the Grand Duchy of Luxembourg (the “Company”), as specified herein, on the terms and subject to the conditions set forth in the Company’s prospectus supplement, dated May 18, 2022, as amended and supplemented from time to time, and the accompanying prospectus, dated March 1, 2022 (collectively, the “Prospectus”), which are incorporated herein by reference.

Pursuant to the rights offering described in the Prospectus (the “Offering”), each shareholder owning Common Shares as of 5:00 p.m., New York City time, on May 23, 2022 (such date, the “Record Date” and, such shareholder, a “Record Date Shareholder”) is entitled to receive one Right for each outstanding Common Share owned on the Record Date. The Company will not issue any fractional Rights. The Rights entitle the holder thereof to purchase seven new Common Shares for every ten Rights held (the “Primary Subscription”) at the subscription price of $10.61 per share (the “Subscription Price”). The Rights may be exercised at any time during the subscription period, which commences on May 27, 2022 and ends at 5:00 p.m., New York City time, on June 13, 2022 (the “Expiration Date”). Set forth below is the number of Rights evidenced by this Common Share Rights Subscription Form that the Rights Holder is entitled to exercise pursuant to the Primary Subscription.

If any Common Shares available for purchase in the Offering are not subscribed for by Rights Holders pursuant to the Primary Subscription (“Remaining Shares”), Record Date Shareholders who fully exercise their Rights pursuant to the Primary Subscription will be entitled to subscribe for additional Common Shares on the terms and subject to the conditions set forth in the Prospectus, including proration. In addition, non-Record Date Shareholders who fully exercise the Rights acquired will be entitled to subscribe for additional Common Shares on the terms and subject to the conditions set forth in the Prospectus, including proration. The Company refers to these oversubscription privileges as the “Oversubscription Privilege.”

THE RIGHTS ARE TRANSFERABLE

The Rights are transferable. The Company has applied to list the Rights on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “TIGOR”, and the Rights are expected to be listed for trading on the Nasdaq until and including June 8, 2022. No assurance can be given that a market for the Rights will develop. If you are a beneficial owner of Common Shares that are held of record in the name of a broker, bank or other nominee, you should ask that entity to effect the sale of your Rights or the purchase of other rights that may be available. If you are a shareholder of record, whether you hold certificates evidencing

Common Shares directly or you hold Common Shares in book-entry form with the Company’s transfer agent, you should ask Broadridge Corporate Issuer Solutions, Inc. to effect the transactions for you, as described below.

SAMPLE CALCULATION FOR A RECORD DATE SHAREHOLDER WHO OWNS 100 SHARES PRIMARY SUBSCRIPTION RIGHT (7-FOR-10)

Number of shares held on the Record Date: 100 x 1 = 100 Rights
(1 Right for every Common Share held on the Record Date)

Number of Common Shares issuable (assuming full exercise of Primary Subscription):
100 Rights × .70 (seven shares for every ten Rights) = 70 new Common Shares

Total payment based on the Subscription Price: 70 shares × $10.61 = $742.70

METHOD OF EXERCISE OF RIGHTS

To exercise your Rights as a holder of record, whether you hold certificates evidencing Common Shares directly or you hold Common Shares in book-entry form with the Company’s transfer agent, Broadridge Corporate Issuer Solutions, Inc. (the “Subscription Agent”) must receive, in the manner specified herein, at or prior to 5:00 p.m., New York City Time, on June 13, 2022, a properly completed and duly executed Common Share Rights Subscription Form and a wire, check or bank draft drawn on a bank or branch located in the United States and payable to “Broadridge Corporate Issuer Solutions, Inc.” for an amount equal to the number of Common Shares subscribed for pursuant to the Primary Subscription and the Oversubscription Privilege multiplied by the Subscription Price. Payment must be made in U.S. dollars.

The method of delivery of this Common Share Rights Subscription Form and the payment of the Subscription Price are at the election and risk of the Rights Holder, but if sent by mail it is recommended that the Common Share Rights Subscription Form and payment be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment prior to 5:00 p.m., New York City time, on the Expiration Date. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of wire or certified or cashier’s check.

If delivering payment by wire, Rights Holders should direct payment of immediately available funds to the following wire instructions:

Routing number: 123000848

International/Swift code: USBKUS44IMT

Bank: U.S. Bank

800 Nicollet Mall Minneapolis, MN 55402

Beneficiary Account Name: Broadridge

Account Number: 153910728465

Reference: Millicom Rights Offer

For Further Credit Name: Millicom International Cellular S.A.

For Further Credit Account Number: 153912072664

If delivering by mail, hand or overnight courier, Rights Holders should direct their Common Share Rights Subscription Form and payments to the following address:

By mail:	By hand or overnight courier:
Broadridge Corporate Issuer Solutions, Inc. Attention: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, New York 11717-0693	Broadridge Corporate Issuer Solutions, Inc. Attention: BCIS IWS 51 Mercedes Way Edgewood, New York 11717

Share certificates will not be issued for Common Shares sold in the Offering. Shareholders who are record owners will have the shares they acquire credited to their account with Broadridge Corporate Issuer Solutions, Inc., as transfer agent. Shareholders whose shares are held of record by Cede & Co. (“Cede”) or by any other depository or nominee on their behalf or their broker-dealers’ behalf will have any shares that they acquire credited to the account of Cede or the other depository or nominee holder.

A Rights Holder exercising Rights will have no right to rescind their subscription after receipt of their completed Common Share Rights Subscription Form together with payment for shares. Rights may be transferred in the same manner and with the same effect as with a negotiable instrument payable to specific persons, by duly completing this Common Share Rights Subscription Form. Rights Holders should be aware that if they choose to exercise, assign, transfer or sell only part of their Rights, they may not receive a new Common Share Rights Subscription Form in sufficient time to exercise, assign, transfer or sell the remaining Rights evidenced thereby.

To subscribe for Common Shares pursuant to the Primary Subscription, please complete lines “A” and “C” and Section 1 below. To subscribe for Common Shares pursuant to the Oversubscription Privilege, please complete lines “A,” “B,” and “C” and Section 1 below. If you want a new Common Share Rights Subscription Form evidencing any unexercised Rights delivered to you, complete line “D” below. If you want some or all of your unexercised rights transferred to a designated transferee, or to a bank or broker to sell for you, complete line “F” and Section 2 below.

FOR A MORE COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE OFFERING, PLEASE REFER TO THE PROSPECTUS, WHICH IS INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM THE INFORMATION AGENT, BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., BY CALLING (TOLL-FREE) AT (888) 789-8409 OR BY E-MAIL AT SHAREHOLDER@BROADRIDGE.COM.

COMMON SHARE RIGHTS SUBSCRIPTION FORM #:

A.       Exercise of Primary Subscription

___________ × $10.61 = $ _____________________
(No. of Shares)                          (Subscription Price)

B.       Exercise of Oversubscription Privilege*

___________ × $10.61 = $ _____________________
(No. of Shares)                         (Subscription Price)

*If a Rights Holder is a Record Date Shareholder, the Oversubscription Privilege may only be exercised if its Primary Subscription is exercised in full. If a Rights Holder is a non-Record Date Shareholder, the Oversubscription Privilege may only be exercised if the Rights acquired are exercised in full.

C.       Aggregate Subscription Price

The total payment enclosed or submitted by wire transfer is:

$ _________________________ (total payment pursuant to Lines A and B above)

D. ☐ Deliver a certificate representing __________________ unexercised Rights.

E. ☐ Transfer _______________ Rights to the transferee designated in Section 2.

SECTION 1. SIGNATURE:

I acknowledge that I have received the Prospectus for the Offering and agree to its terms. I hereby irrevocably subscribe for the number of Common Shares indicated as the total of Lines A and B above upon the terms and conditions of the Offering specified in the Prospectus and incorporated by reference herein. I hereby agree that if I fail to pay in full for the Common Shares for which I have subscribed, the Company may exercise any of the remedies provided for in the Prospectus.

Signature(s) of Subscriber(s)

Address for delivery of certificate representing unexercised Rights

If permanent change of address, check here ☐

Daytime telephone number: (____) ______ - ___________

Evening telephone number: (____) ______ - ___________

Email address:

SECTION 2. TO TRANSFER RIGHTS (Per Line E):

For value received, ____________________ of the Rights represented by this Common Share Rights Subscription Form are assigned to:

(Print full name of Assignee and Social Security Number)

(Print full address of Assignee)

(Signature(s) of Assignor(s))

The signature(s) on the Common Share Rights Subscription Form must correspond with the name(s) of the registered holder(s) exactly as it appears on the Common Share Rights Subscription Form without any alteration or change whatsoever. In the case of joint registered holders, each person must sign the Common Share Rights Subscription Form in accordance with the foregoing. If you sign the Common Share Rights Subscription Form in your capacity as a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other fiduciary or representative, you must indicate the capacity in which you are signing when you sign and, if requested by the Subscription Agent in its sole and absolute discretion, you must present to the Subscription Agent satisfactory evidence of your authority to sign in that capacity.

If the Common Share Rights Subscription Form is signed by a person other than the registered owner (e.g., where the shares have been assigned), the Common Share Rights Subscription Form must be accompanied by a stock power guaranteed by a bank, broker or other financial institution that is a member of a Securities Transfer Association-approved medallion program such as STAMP, SEMP, or MSP.

Signature:
(Name of Bank or Firm)

By:
(Signature of Officer)

IMPORTANT: The signature must be guaranteed by an Eligible Guarantor Institution, as that term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, which may include: (a) a commercial bank or trust company; (b) a member firm of a domestic stock exchange; or (c) a savings bank or credit union.

IMPORTANT: The Assignee of the Rights must complete the enclosed Form W-9 to ensure that the Rights are properly transferred. Failure to provide such information before the Expiration Date may result in the transfer being rejected, which may cause the Rights to expire and become worthless.

Please complete all applicable information and return to:

By mail:	By hand or overnight courier:
Broadridge Corporate Issuer Solutions, Inc. Attention: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, New York 11717-0693	Broadridge Corporate Issuer Solutions, Inc. Attention: BCIS IWS 51 Mercedes Way Edgewood, New York 11717

Any questions regarding this Common Share Rights Subscription Form and the Offering may be directed to the Information Agent, Broadridge Corporate Issuer Solutions, Inc., toll free at (888) 789-8409 or via email at shareholder@broadridge.com.

DELIVERY OF THIS COMMON SHARE RIGHTS SUBSCRIPTION FORM TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

Important Information

This communication is not an offer to sell or the solicitation of an offer to buy any securities, and neither we nor Millicom will offer or sell the securities referred to herein in any jurisdiction in which such offer or sale would be unlawful. The offering referred to in this communication may be made in the United States only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Millicom filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) on March 1, 2022 covering, among other things, the Rights and Common Shares to be issued upon the exercise thereof, to which this communication relates. The prospectus in that registration statement, together with the related prospectus supplement that Millicom filed with the SEC on May 18, 2022 and the documents incorporated by reference in the prospectus and prospectus supplement, as well as other documents Millicom has filed with the SEC, are available for free by visiting EDGAR on the SEC’s website at www.sec.gov or by contacting Broadridge Corporate Issuer Solutions, Inc., toll-free at the following telephone number: (888) 789-8409 or via email at shareholder@broadridge.com.